Exhibit 99.1

Oceaneering Announces First Quarter Earnings

May 3, 2004 – Houston, Texas – Oceaneering International, Inc. (NYSE:OII) today reported earnings for the first quarter ended March 31, 2004. On revenue of $166.6 million, Oceaneering generated net income of $4.8 million, or $0.19 per common share. These net results are after a non-recurring $1.2 million after-tax charge for a terminated acquisition effort. During the corresponding period in 2003, Oceaneering reported revenue of $140.7 million and net income of $6.0 million, or $0.25 per common share.

Summary of Results

(in thousands, except per share amounts)

	Three Months Ended
	Mar. 31,		Dec. 31,
	2004	2003	2003
Revenue	$166,628	$140,669	$162,065
Gross Margin	$25,634	$24,163	$28,023
Operating Income	$8,957	$11,457	$11,747
Net Income	$4,830	$6,035	$6,142
Diluted Earnings Per Share	$0.19	$0.25	$0.25
Weighted Average Number of Diluted Shares	25,378	24,500	24,539

Quarterly net income declined both year-over-year and sequentially, primarily as a result of the $1.8 million pre-tax non-recurring terminated transaction costs included in general and administrative expenses.

John Huff, Chairman and Chief Executive Officer, stated, “Results for the first quarter exceeded our expectations as we achieved higher than anticipated results from our ROV and Subsea Products business operations.

“The highlight of the quarter was consummation of the Stolt ROV drill support fleet acquisition in mid-February. The acquisition enabled us to report higher than anticipated financial results from our ROV business and is expected to have a considerable positive impact on our ROV operating results for the entire year. The acquired ROVs increased our work class fleet size from 125 to 159 vehicles, or by 27%. We now estimate we own 36% of the industry’s work class ROV fleet. The acquisition increased our international market presence and has leveraged us to an anticipated future recovery in the floating drilling rig demand.

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“Subsea Products had a better than expected quarter on the strength of higher sales and profit performance by our Oceaneering Intervention Engineering group, particularly for pipeline repair and production controls related hardware. At the end of March, our products backlog was $41.0 million. We believe we are on track to achieve a major profit improvement by these operations for the year. Our new steel tube cabling machine is now operational in Brazil and we are on schedule to have our Panama City, FL umbilical facility operational in the fourth quarter.

“Our investment in the Medusa Spar, finalized in late December 2003, added a new dimension to our mobile offshore production business. Financial results from this operation are reported as equity income from unconsolidated affiliates, which during the quarter contributed $1.1 million. The third Medusa well commenced production in mid-March and three more are scheduled to be producing by the end of the third quarter of this year. Consequently we expect the quarterly profit contribution from this operation to increase over the next two quarters.

“We believe our balance sheet is in great shape and we have considerable financial wherewithal. At the end of the quarter, our debt to capitalization was 29% and we had $200 million of our revolving credit facility available for use to continue to grow our earnings power. We remain committed to use our financial strength to make accretive investments that will expand and augment our existing operations.

“Looking forward, our 2004 EPS outlook remains at approximately $1.60. This is predicated on a continued increase in Subsea Products profit from acquisitions made in 2003 and additional umbilical sales, an improvement in profit contribution from ROVs as a result of the Stolt acquisition, and the expected earnings contribution from our Medusa Spar investment. For the second quarter, we estimate EPS of $0.40 to $0.45 as a result of sequential quarterly profit increases by each of our oilfield segments. We expect earnings in the second half of 2004 to show substantial improvement over the first half.

“Our preliminary earnings assessment for 2005 is to achieve additional EPS growth of 25%, to approximately $2.00 per share, exclusive of the effects of any future acquisitions. This is based on our expectations of improving market demand for our services and products, driven by increased subsea completion activity and floating drilling rig use.”

Statements in this press release that express a belief, expectation or intention, as well as those that are not historical fact, are forward looking. The forward-looking statements in this press release include the statements concerning Oceaneering’s expectation for the profit benefit of the Stolt ROV drill support fleet acquisition, assessment of its ROV worldwide market share, anticipated timetable for the Panama City umbilical facility becoming operational, expected equity earnings from the Medusa Spar investment, ability to use its financial strength to pursue accretive acquisitions, projected earnings for 2004, expectations concerning market demand, and preliminary assessment of its EPS growth in 2005. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on current information and expectations of Oceaneering that involve a number of risks, uncertainties, and assumptions. Among the factors that could cause the actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties related to: industry conditions, prices of crude oil and natural gas, Oceaneering’s ability to obtain and the timing of new projects, and changes in competitive factors. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, actual outcomes could vary materially from those indicated. These and other risks are fully described in Oceaneering’s annual report on Form 10-K for the year ended December 31, 2003 and its other periodic filings with the Securities and Exchange Commission.

Oceaneering is an advanced applied technology company that provides engineered services and hardware to Customers who operate in marine, space, and other harsh environments. Oceaneering’s services and products are marketed worldwide to oil and gas companies, government agencies, and firms in the telecommunications, aerospace, and marine engineering and construction industries.

For further information, please contact Jack Jurkoshek, Manager Investor Relations, Oceaneering International, Inc., 11911 FM 529, Houston, Texas 77041; Telephone 713-329-4670; Fax 713-329-4653; www.oceaneering.com. A live webcast of the Company’s earnings release conference call, scheduled for May 4, 2004 at 9:30 a.m. central time, can be heard at www.companyboardroom.com (enter ticker OII).

PR 878

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OCEANEERING INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	Mar. 31, 2004	Dec. 31, 2003
	(in thousands)
ASSETS
Current Assets (including cash and cash equivalents of $14,226 and $18,396)	$218,827	$224,765
Net Property and Equipment	370,228	329,070
Other Assets	120,765	109,021

TOTAL ASSETS	$709,820	$662,856

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities	$127,347	$132,972
Long-term Debt	152,038	122,324
Other Long-term Liabilities	50,110	48,185
Shareholders’ Equity	380,325	359,375

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$709,820	$662,856

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended
	Mar. 31, 2004	Mar. 31, 2003	Dec. 31, 2003
	(in thousands, except per share amounts)
Revenue	$166,628	$140,669	$162,065
Cost of Services and Products	140,994	116,506	134,042

Gross Margin	25,634	24,163	28,023
Selling, General and Administrative Expense	16,677	12,706	16,276

Income from operations	8,957	11,457	11,747
Interest Income	55	164	192
Interest Expense	(2,094)	(1,920)	(1,855)
Equity earnings (losses) of unconsolidated affiliates, net	1,136	(136)	226
Other Expense, net	(623)	(280)	(861)

Income before income taxes	7,431	9,285	9,449
Provision for Income Taxes	(2,601)	(3,250)	(3,307)

Net Income	$4,830	$6,035	$6,142

Diluted Earnings per Share	$0.19	$0.25	$0.25
Weighted average number of common shares and equivalents	25,378	24,500	24,539

SEGMENT INFORMATION

		For the Three Months Ended
		Mar. 31, 2004	Mar. 31, 2003	Dec. 31, 2003
		($ in thousands)
OIL AND GAS
Remotely Operated Vehicles	Revenue	$46,405	$35,064	$43,772
	Gross margin	$10,853	$8,859	$11,968
	Gross margin %	23%	25%	27%
	Operating income	$8,565	$7,073	$9,985
	Days available	12,746	11,250	11,530
	Utilization	69%	64%	72%

Subsea Products	Revenue	$33,326	$24,041	$25,873
	Gross margin	$5,697	$3,588	$4,096
	Gross margin %	17%	15%	16%
	Operating income	$2,025	$769	$(261)

Subsea Projects	Revenue	$12,483	$12,534	$17,520
	Gross margin	$1,476	$2,291	$3,819
	Gross margin %	12%	18%	22%
	Operating income	$366	$1,341	$2,743

Mobile Offshore Production Systems	Revenue	$12,767	$11,289	$11,747
	Gross margin	$4,534	$4,601	$4,444
	Gross margin %	36%	41%	38%
	Operating income	$4,038	$3,943	$3,807

Inspection
	Revenue	$31,899	$30,480	$33,670
	Gross margin	$2,920	$3,150	$3,192
	Gross margin %	9%	10%	9%
	Operating income	$98	$635	$156

Advanced Technologies	Revenue	$29,748	$27,261	$29,483
	Gross margin	$5,497	$5,387	$4,899
	Gross margin %	18%	20%	17%
	Operating income	$3,701	$3,857	$2,807

Unallocated Expenses	Gross margin	$(5,343)	$(3,713)	$(4,395)
	Operating income	$(9,836)	$(6,161)	$(7,490)

TOTAL	Revenue	$166,628	$140,669	$162,065
	Gross margin	$25,634	$24,163	$28,023
	Gross margin %	15%	17%	17%
	Operating income	$8,957	$11,457	$11,747

SELECTED CASH FLOW INFORMATION
Capital expenditures, including acquisitions		$67,103	$37,575	$11,955
Depreciation and amortization		$15,621	$13,746	$14,810